ARTICLES OF INCORPORATION

The undersigned incorporator for the purpose of forming a corporation under the Florida Business Corporation Act, hereby adopts the following Articles of Incorporation

ARTICLE I.     NAME
The name of the corporation shall be Zaldiva Cigarz and Newz Corporation.

ARTICLE II.    PRINCIPAL OFFICE
The principal place of business and mailing address of this corporation shall be:

                 2805 East Oakland Park Blvd.
                 Ft. Lauderdale, FL 33306

ARTICLE III.   SHARES
The number of shares of stock that this corporation is authorized to have outstanding at any one time is:

                 20 million

ARTICLE IV.   INITIAL REGISTERED AGENT AND STREET ADDRESS
The name and Florida street address of the initial registered agent are:

                Jeff Olweean
                3850 Galt Ocean Drive #706
                Ft. Lauderdale, FL 33308

ARTICLE V.    INCORPORATOR
The name and address of the incorporator to these Articles of Incorporation are:


                Jeff Olweean
                3850 Galt Ocean Drive #706
                Ft. Lauderdale, FL 33308

/s/ Jeff Olweean                              8/5/97
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Signature/Incorporator                        Date


   (An additional article must be added if an effective date is requested.)

Having been named as registered agent and to accept service of process for the above stated corporation at the place designated in this certificate, I hereby accept the appointment as registered agent and agree to act in this capacity. I further agree to comply with the provisions of all statutes relating to the proper and complete performance of my duties, and I am familiar with and accept the obligation of my position as registered agent.

/s/ Jeff Olweean                               8/5/97
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Signature/Registered Agent                     Date